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EXHIBIT 12.1: STATEMENT RE COMPUTATION OF RATIO OF EARNINGS


                            REEBOK INTERNATIONAL LTD.
                             (Amounts in Thousands)

Exhibit 12 - Statement RE: Computation of Ratio of Earnings to Fixed Charges

                                                             December   December
                                                               1999       1998
Earnings
  Pretax Income                                               $21,138   $ 35,852
  Add:
    Interest on indebtedness                                   49,691     60,671
    Amortization of debt discount and issuance costs              344        363
    Portions of rent representative of the interest factor     15,395     15,104
                                                              -------   --------
    Income as adjusted                                        $86,568   $111,990
                                                              =======   ========

Fixed Charges
  Interest on indebtedness                                    $49,691   $ 60,671
  Amortization of debt discount and issuance costs                344        363
  Portions of rent representative of the interest factor       15,395     15,104
                                                              -------   --------
  Fixed charges                                               $65,430   $ 76,138
                                                              =======   ========
Ratio of earnings to fixed charges                               1.32       1.47